Exhibit 99.1

Investor Relations Stuart Davis (703) 218-8269 stuart.davis@mantech.com

ManTech Announces Financial Results for Third Quarter of 2011

•	Revenue: $734.6 million, up 12 percent (5 percent organic)

•	Diluted EPS: $0.94, up 9 percent

•	Bookings: $1.1 billion in contract awards for a book-to-bill ratio of 1.5

•	Dividend Payment: $15.5 million ($0.42 per common share) payment in December

FAIRFAX, Va. – Nov. 1, 2011 – ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the third quarter of 2011, which ended September 30, 2011.

“In the third quarter of fiscal year 2011, we delivered solid revenue and earnings growth and excellent new business awards,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “I am especially proud of the AMBIANCE award, which speaks to the government’s trust in ManTech to solve its most complex systems integration problems, in addition to several other critical new awards. Our $1.1 billion of bookings this quarter and our pending acquisition of Worldwide Information Network Systems, Inc. (WINS) will greatly enhance our positioning going into fiscal year 2012 in the mission critical areas of information technology, intelligence, and cyber security.”

Summary Operating Results

Revenue for the quarter was $734.6 million, up 12 percent from $657.0 million in the third quarter of 2010. Organic growth was 5 percent for the quarter, driven primarily by command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR); route clearance; and mobile communications programs. Organic growth is calculated by comparing reported revenue for the current quarter to the revenue for the prior year quarter adjusted as if all acquisitions had been made one year earlier.

Operating income for the quarter was $58.5 million, up 7 percent from $54.5 million in the third quarter of 2010. Net income for the quarter was $34.5 million, up 10 percent from $31.4 million in the third quarter of 2010. The company’s net income growth was driven by revenue growth, strong cost controls, as well as an effective tax rate of 37.0 percent. Diluted earnings per share for the quarter were $0.94, up 9 percent from $0.86 in the third quarter of 2010.

Cash Management and Capital Deployment

Cash collection activity in the quarter was robust, with days sales outstanding (DSO) of 66 days, which was down three days compared to the third quarter of 2010. As of September 30, 2011, ManTech had $182 million in cash and cash equivalents and $200 million in debt.

After the close of the quarter, the company completed three major actions to further the goal of effectively deploying cash to enhance shareholder value:

•

New Credit Facility. On October 12, ManTech implemented a five-year, $500 million senior secured credit facility with a $250 million accordion feature. The new facility provides the company the financial flexibility to drive growth organically and through strategic acquisitions at an attractive rate, initially equal to LIBOR plus 150 basis points per annum.

•

Worldwide Information Network Systems, Inc. (WINS) Acquisition. On October 26, ManTech signed a definitive agreement to acquire WINS for $90 million in cash. A fast-growing provider of information technology services to government and commercial clients, WINS is a leading provider under the Defense Intelligence Agency (DIA) Solutions for the Information Technology Enterprise (SITE) contract. The transaction is expected to be completed by the end of the year and be accretive to ManTech’s earnings per share in 2012.

•

December Dividend Payment. On November 1, the Board of Directors declared that the company would pay a cash dividend of $0.42 per share on December 8, 2011 to all common stockholders of record as of November 16, 2011 as part of its on-going semi-annual dividend program.

Contract Awards

Contract awards (bookings) totaled $1.1 billion in the quarter, representing a book-to-bill ratio of 1.5. More than two-thirds of the awards were for new business. Spurred by the large volume of awards, backlog at the end of quarter was $4.4 billion, of which $1.5 billion was funded. Compared to the second quarter of fiscal year 2011, total backlog increased 6 percent sequentially, and funded backlog was unchanged. The company expects to sustain strong contract award activity in the fourth quarter considering quarterly awards to date and high levels of proposal activity and submitted awards awaiting adjudication.

Guidance

Based on year-to-date results and revised expectations for the remainder of the year, the company’s guidance for fiscal year 2011, which includes a small contribution from the WINS acquisition, is currently:

Measure	2011 Guidance	Year-over-Year Growth
Revenue (millions)	$2,900	11%
Net Income (millions)	$135	8%
Diluted Earnings Per Share	$3.67	7%

ManTech Chief Financial Officer Kevin M. Phillips said, “We are pleased with the performance of the company, especially the steps we have taken to enhance the long-term health of the business. Our prospects are solid—we are engaged in high levels of proposal activity that will support growth and market penetration in the future. Our business development success in the quarter underscores our ability to offer differentiated, competitive solutions. We were able to acquire an outstanding company that provides another expansion platform going forward. We also locked down our new, larger credit facility at an extremely attractive price. As we continue to grow our cash earnings, we plan to deploy them on accretive acquisitions and a reasonable dividend.”

Conference Call

ManTech executive management will hold a conference call today at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate in the conference call by dialing 888-206-4836 (domestic) or 913-312-0830 (international) and entering pass code 1413789. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com).

A replay of the conference call will be available by telephone approximately two hours after conclusion of the call through November 15, 2011, by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and entering pass code 1413789. In addition, a replay of the webcast will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security, Energy and Justice, including the Federal Bureau of Investigation; the space community; the National Oceanic and Atmospheric Administration; and other U.S. federal government customers. We provide support to critical national security programs for approximately 60 federal agencies through 1,000 current contracts. ManTech’s expertise includes command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) lifecycle support, cyber security, global logistics support, intelligence/counter-intelligence support, information technology modernization and sustainment, systems engineering, and test and evaluation. ManTech supports major national missions, such as military readiness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect”, “intend,” “anticipate,” “believe,” “estimate,” or “continue,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts or win recompetes; adverse changes in future levels of expenditures for programs we support caused by budgetary pressures facing the federal government and changing mission priorities; failure to obtain option awards, task orders or funding under contracts; failure to maintain strong relationships with other contractors; adverse changes in our mix of contract types; adverse results of U.S. government audits of our government contracts; risk of contract performance, modification or termination; risks associated with complex U.S. government procurement laws and regulations; risks of financing, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, and risks related to an inability to obtain new or additional financing; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 25, 2011, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

	(unaudited)
	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$181,894	$84,829
Receivables—net	541,133	528,765
Prepaid expenses and other	21,575	16,642

Total Current Assets	744,602	630,236

Property and equipment—net	65,828	27,086
Goodwill	747,000	729,558
Other intangibles—net	163,361	168,487
Employee supplemental savings plan assets	22,658	24,415
Other assets	10,369	10,695

TOTAL ASSETS	$1,753,818	$1,590,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$272,722	$272,047
Accrued salaries and related expenses	82,760	64,575
Billings in excess of revenue earned	55,587	11,118

Total Current Liabilities	411,069	347,740

Long-term debt	200,000	200,000
Accrued retirement	24,003	25,789
Other long-term liabilities	7,493	7,495
Deferred income taxes—non-current	42,880	43,110

TOTAL LIABILITIES	685,445	624,134

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 23,801,419 and 23,396,549 shares issued at September 30, 2011 and December 31, 2010; 23,557,306 and 23,153,509 shares outstanding at September 30, 2011 and December 31, 2010	238	234
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,192,845 and 13,275,345 shares issued and outstanding at September 30, 2011 and December 31, 2010	132	133
Additional paid-in capital	402,032	385,407
Treasury stock, 244,113 and 243,040 shares at cost at September 30, 2011 and December 31, 2010	(9,158)	(9,114)
Retained earnings	677,256	589,838
Accumulated other comprehensive loss	(203)	(155)
Unearned Employee Stock Ownership Plan shares	(1,924)	0

TOTAL STOCKHOLDERS’ EQUITY	1,068,373	966,343

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,753,818	$1,590,477

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

	(unaudited) Three months ended September 30,		(unaudited) Nine months ended September 30,
	2011	2010	2011	2010

REVENUES	$734,607	$656,954	$2,188,144	$1,906,122
Cost of services	629,181	555,318	1,873,595	1,617,190
General and administrative expenses	46,918	47,121	141,018	132,656

OPERATING INCOME	58,508	54,515	173,531	156,276
Interest expense	(3,857)	(3,970)	(11,806)	(8,565)
Interest income	107	51	230	236
Other income (expense), net	(20)	64	3,896	(268)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	54,738	50,660	165,851	147,679
Provision for income taxes	(20,252)	(19,284)	(63,020)	(56,595)

NET INCOME	$34,486	$31,376	$102,831	$91,084

BASIC EARNINGS PER SHARE:
Class A basic earnings per share	$0.94	$0.86	$2.81	$2.52

Weighted average common shares outstanding	23,513	23,010	23,360	22,768

Class B basic earnings per share	$0.94	$0.86	$2.81	$2.52

Weighted average common shares outstanding	13,193	13,276	13,246	13,398

DILUTED EARNINGS PER SHARE:
Class A diluted earnings per share	$0.94	$0.86	$2.80	$2.50

Weighted average common shares outstanding	23,607	23,171	23,493	23,004

Class B diluted earnings per share	$0.94	$0.86	$2.80	$2.50

Weighted average common shares outstanding	13,193	13,276	13,246	13,398

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	(unaudited) Nine months ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$102,831	$91,084
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	6,813	5,371
Excess tax benefits from the exercise of stock options	(244)	(519)
Gain on sale of investments	(3,745)	0
Deferred income taxes	(10,245)	743
Depreciation and amortization	28,700	21,416
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	(9,471)	(34,355)
Prepaid expenses and other	4,351	(518)
Accounts payable and accrued expenses	(2,605)	5,787
Accrued salaries and related expenses	17,079	12,042
Billings in excess of revenue earned	44,469	1,252
Accrued retirement	(1,786)	1,163
Other	1,975	(1,374)

Net cash flow from operating activities	178,122	102,092

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(51,372)	(4,599)
Investment in capitalized software for internal use	(5,105)	(2,628)
Proceeds from sale of investments	3,255	0
Acquisition of businesses—net of cash acquired	(20,300)	(236,052)

Net cash flow from investing activities	(73,522)	(243,279)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	7,665	11,535
Excess tax benefits from the exercise of stock options	244	519
Dividends paid	(15,400)	0
Treasury stock acquired	(44)	0
Issuance of senior unsecured notes	0	200,000
Debt issuance costs	0	(4,920)

Net cash flow from financing activities	(7,535)	207,134

NET CHANGE IN CASH AND CASH EQUIVALENTS	97,065	65,947
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	84,829	86,190

CASH AND CASH EQUIVALENTS, END OF PERIOD	$181,894	$152,137